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                                                                    EXHIBIT 10.9

ATG INC.
ALLIED TECHNOLOGY GROUP

     December 2, 1997

     Subject: Employment Package

     Dear Mr. Steve Guerrettaz:

     We would like to propose the following as our employment offer:

     1. Position: Chief Financial Officer. You will report directly to the Chief Executive Officer of the company. You will be responsible for all financial and administrative matters, with emphases in budgeting, cost control, and profitability of the company.

     2.  Wages: $150,000 per year

     3. Stock Option: 30,000 shares at an option price of $5.00 per share, to be earned over a period of three years, and may be exercised over a period of 10 years. Such options are not exercisable until ATG stocks become tradable at the stock exchange. Should ATG be sold or merged, the options vested will be exercisable at the closing of the transaction.

     4. You will receive an additional 10,000 shares of options, exercisable at the option price of $5.00 per share at the completion of the ATG's IPO. You will receive another 20,000 shares of options, exercisable at the option price of $5.00 per share at the completion of the secondary offering. Such options can be exercised over a period of 10 years.

     5. If we decide to separate for reasons other than cause, the options earned will be vested at separation. However, such vested options will be only exercisable after ATG stock is tradable at the stock exchange.

     6. You will be eligible to participate at the ATG stock option incentive program for executive officers and senior executives as determined by the Board following the IPO.

     7. You will immediately be eligible to the 401-K plan, and standard full time employees benefits that ATG offers.

     8. Bonus based on overall company profit and your performance and milestones, up to 20% of your annual base salary. Measurements of bonus will be finalized in the first quarter of 1998.

     9. There will be a salary review after twelve month services. Such review will be based on performance and profitability of company.

     10. Your employment at ATG will be at least one year provided that there is no gross negligence.

     11. ATG will pay for your dues and fees for your continued memberships in:
     (a) Financial Executives Institute, (b) Association for Corporate Growth and (c) AICPA and Cal Society of CPA's.
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     12. You will be entitled to three weeks vacation per year.

     13. We will reimburse you upto the standard net amount we pay or other ATG employees if you choose not to take the ATG health insurance benefits. We will provide you a life insurance policy in the amount of $100,000.

     14. The above offer will expire at 5 p.m., December 3, 1997.

     Please feel free to contact my office should you have any question.

     Sincerely,

     Doreen Chiu
     President


     I hereby agree and accept the above described employment terms and conditions.


     ___________________________
     Steve Guerrettaz